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                                                                    EXHIBIT 12.1

Haights Cross Communications - Holding Company
Ratio of Earnings to Fixed Charges

In Thousands

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
                                                                                                     For the Nine Months
                                                        For the Year Ended December 31,              Ended September 30,
                                              1999        2000        2001        2002      2003      2003         2004
                                             --------    -------     -------     -------   -------   -------     ---------
Ratio of Earnings to Fixed Charges:

Income before provision for income taxes,
discontinued operations and cumulative
effect of accounting change                  $(5,193)    $(8,230)    $(5,318)    $19,092   $(1,150)  $(1,836)    $ (10,478)

Fixed Charges

Interest Expense                               7,244      22,273      20,024      17,993    19,928    17,387        35,506
Amortization of Deferred Financing Costs         145       1,069       1,200       1,560     2,027     1,408         2,178
Interest portion of rental expense (a)           258         449         596         506       570       429           429
                                             -----------------------------------------------------   ---------------------
    Total Fixed Charges                        7,647      23,791      21,820      20,059    22,525    19,224        38,113
                                             -----------------------------------------------------   ---------------------

Income before provision for income taxes,
discontinued operations, cumulative effect
of accounting change and fixed charges       $ 2,454     $15,561     $16,502     $39,151   $21,375   $17,388     $  27,635

    Ratio - Earnings to Fixed Charges               (b)         (b)         (b)      2.0x         (b)       (b)           (b)
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(a)   Includes  approximately  21% of rent expense for each period  presented as deemed by management to be the interest component of such rentals.

(b) Due to the loss from operations for the year ended December 31, 1999, 2000, 2001 and 2003, and for the nine months ended September 30, 2003 and 2004, there were insufficient earnings of $5.2 million, $8.2 million, $5.3 million, $1.2 million, $1.8 million and $10.5 million, respectively.